Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into as of this 15th day of September, 2017, by and among National Art Exchange, Inc., a Nevada corporation (hereinafter referred to as “PubCo”), National Art Exchange LLC, a Delaware company (“DECo”) and the members of DECo listed on Exhibit A hereto (collectively, the “DECo Members”).

WHEREAS, the PubCo is a publicly reporting company organized under the laws of Nevada with no significant operations;

WHEREAS, the DECo Members collectively own 100% of the issued and outstanding capital stock of DECo;

WHEREAS, PubCo desires to acquire 100% of the issued and outstanding equity securities of DECo (the “DECo Interests”) from the DECo Members in exchange (the “Exchange”) for the issuance by PubCo to the DECo Members of an aggregate of 100,000,000 newly issued shares of PubCo common stock, par value $0.001 per share (together with any securities into which such shares may be reclassified, the “Common Stock”) and the DECo Members desire to exchange its DECo Interests for such shares of Common Stock on the terms described herein;

WHEREAS, DECo Member understands and agrees that the Exchange Shares (as defined in Section 4.01 herein) to be issued pursuant to this Agreement and the Exchange have not been registered under the Securities Act Shares (as defined in Section 2.04 herein) or the securities laws of any state of the U.S. and that the issuance of the Exchange is being effected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering;

WHEREAS, on the Closing Date, and as a result of the transactions contemplated hereby, DECo will become a wholly-owned subsidiary of PubCo; and

NOW THEREFORE, on the basis of the foregoing stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF DECO AND DECO MEMBERS

As an inducement to, and to obtain the reliance of PubCo, except as set forth in the Schedules of DECo attached hereto (the “DE Disclosure Schedules”), DECo hereby represents and warrants to PubCo as of the Closing Date (as defined below) as follows. As used herein, the term “knowledge of DECo” or similar language refers to the actual knowledge of the executive officers of DECo.

Section 1.01      Incorporation. DECo is a company duly organized under the laws of the jurisdiction set forth in Schedule 1.01(b) to the DE Disclosure Schedules, is duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by DECo to be conducted. DECo is in possession of all governmental or third party approvals necessary to own, lease and operate the properties it purports to own, operate or lease, to carry on its business as it is now being conducted, to consummate the transactions contemplated by this Agreement. DECo is not in violation of any of the provisions of its charter or organization documents.  The ownership records (which have been delivered to PubCo) of DECo’s registered capital are true, complete and accurate records of such ownership as of the date of such records and contain all transfers of such registered capital since the time of its organization. DECo is not required to qualify to do business as a foreign corporation in any other jurisdiction, except where the failure to so qualify would not have a material adverse effect on: (i) the assets, liabilities, results of operations, condition (financial or otherwise) or business of DECo taken as a whole; or (ii) the ability of DECo to perform its obligations hereunder, but, to the extent applicable, shall exclude any circumstance, change or effect to the extent resulting or arising from: (A) any change in general economic conditions in the industries or markets in which DECo operates so long as DECo is not disproportionately (in a material manner) affected by such changes; (x) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack so long as DECo is not disproportionately (in a material manner) affected by such changes; (y) changes in United States generally accepted accounting principles, or the interpretation thereof; or (z) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby (a “Material Adverse Effect”).

Section 1.02      Membership Interests.  The DECo has issued a single class of limited liability company interest (the “Interests” or “DECo Interests”) which represents any and all benefits to which the holder of such Interest may be entitled pursuant to the its Operating Agreement dated August 29, 2017 (the “DECo Operating Agreement”) and Delaware Limited Liability Company Act, as amended (the “Act”), together with all obligations of the DECo Members to comply with the terms and provision of the DeCo Operating Agreement. There are 100 Interests of DECo issued and outstanding.  The issued and outstanding Interests of DECo are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 1.03      Subsidiaries.  Except as set forth on Schedule 1.03 to the DE Disclosure Schedules (which sets forth the corporate structure of DECo), DECo does not have any subsidiaries, and does not own, beneficially or of record, any shares of any other entity.

Section 1.04      DE Financials.

(a)        As used herein, the term “DE Financials” means the audited balance sheets of DECo as of September 30, 2016 and 2015, and the related statements of operations and comprehensive loss, members’ equity, and cash flows for the period from March 17, 2015 (inception) to September 30, 2015 and the year ended September 30, 2016.

(b)         The DE Financials have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The DECo balance sheets included as part of the DE Financials are true and accurate and present fairly, as of its dates, the financial condition of DECo. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, DECo had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of DECo, in accordance with generally accepted accounting principles.  The statements of operations, stockholders’ equity and cash flows included as part of the DE Financials reflect fairly the information required to be set forth therein by generally accepted accounting principles.

Section 1.05      Information.  The information concerning DECo set forth in this Agreement and the DE Disclosure Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 1.06      Options or Warrants.  Except as set forth in Schedule 1.06 to the DE Disclosure Schedules, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of any member of DECo.

Section 1.07      Absence of Certain Changes or Events.  Except as disclosed on Schedule 1.07 to the DE Disclosure Schedules or the DE Financials (with respect to subsequent events), since September 30, 2016:

(a)          There has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of DECo;

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(b)         DECo has not: (i) amended its memorandum of association or articles of association or other organizational documents; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c)          DECo has not: (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement and the transaction contemplated hereby.

Section 1.08      Litigation and Proceedings.  Except as disclosed on Schedule 1.08 to the DE Disclosure Schedules, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of DECo after reasonable investigation, threatened by or against DECo or affecting DECo or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. DECo does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.09       Contracts.

(a)         All “material” contracts, agreements, franchises, license agreements, debt instruments or other commitments to which DECo is a party or by which it or any of its assets, products, technology, or properties are bound, other than those incurred in the ordinary course of business, are set forth on Schedule 1.09 to the DE Disclosure Schedules (the “Material Contracts”).  Such schedule contains any oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of DECo.

(b)         The Material Contracts are valid and enforceable by DECo thereto in all respects, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1.10      No Conflict with Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any Material Contract DECo is a party or to which any of its assets, properties or operations are subject.

Section 1.11      Compliance with Laws and Regulations.  To the best of its knowledge, DECo has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not have a Material Adverse Effect.

Section 1.12      Approval of Agreement.  The Managing Member (as defined in DECo Operating Agreement) of DECo has authorized the execution and delivery of this Agreement by DECo and has approved this Agreement and the transactions contemplated hereby.

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Section 1.13      Valid Obligation.  This Agreement and all agreements and other documents executed by DECo in connection herewith constitute the valid and binding obligation of DECo, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF PUBCO

As an inducement to, and to obtain the reliance of DECo and the DECo Members, except as set forth in the Schedules of PubCo attached hereto (the “PubCo Disclosure Schedules”), PubCo hereby represents and warrants to DECo and the DECo Members, as of the date hereof and as of the Closing Date, as follows.  As used herein, the term “knowledge of PubCo” or similar language refers to the knowledge of Qiliang Zheng, or any individual who has served as a named executive officer or director of PubCo during the 36 month period prior to the execution of this Agreement.

Section 2.01      Organization.  PubCo is a corporation duly organized, validly existing, and in good standing under the laws of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Attached as Schedule 2.01 to the PubCo Disclosure Schedules are complete and correct copies of the certificate of incorporation and bylaws of PubCo as in effect on the date hereof.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of PubCo’s certificate of incorporation or bylaws.  PubCo has taken all action required by law, its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and PubCo has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

Section 2.02       Capitalization.

(a)          PubCo’s authorized capitalization consists of 150,000,000 shares of Common Stock, of which 28,807,500 shares are issued and outstanding prior to the transactions.  No shares of preferred stock have been issued. All issued and outstanding shares of Common Stock are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person or entity.  As of the Closing Date, no shares of Common Stock have been reserved for issuance upon the exercise of outstanding options or warrants to purchase the Common Stock or other equity-linked securities of PubCo. All outstanding Common Stock have been issued and granted in compliance with: (i) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (ii) all requirements set forth in any material contracts, agreements, franchises, license agreements, debt instruments or other commitments to which PubCo is a party or by which it or any of its assets or properties are bound, all of which are set forth on Schedule 2.02 to the PubCo Disclosure Schedules (the “PubCo Material Contracts”).

(b)          There are no equity securities, partnership interests or similar ownership interests of any class of any equity security of PubCo, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.   Except as contemplated by this Agreement or as set forth in Schedule 2.02 to the PubCo Disclosure Schedules, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which PubCo is a party or by which it is bound obligating PubCo to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of PubCo or obligating PubCo to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There is no plan or arrangement to issue Common Stock or preferred stock of PubCo except as set forth in this Agreement and in the Memorandum.

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(c)          Except as contemplated by this Agreement and except as set forth in Schedule 2.02 to the PubCo Disclosure Schedules, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which PubCo is a party or by which it is bound with respect to any equity security of any class of PubCo, and there are no agreements to which PubCo is a party, or which PubCo has knowledge of, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

Section 2.03      [Intentionally omitted.]

Section 2.04       SEC Filings; DE Financials.

(a)         PubCo has made available to the DECo Members a correct and complete copy, or there has been available on the EDGAR system maintained by the U.S. Securities and Exchange Commission (the “SEC”), copies of each report, registration statement and definitive proxy statement filed by PubCo with the SEC for the 36 months prior to the date of this Agreement (the “PubCo SEC Reports”), which, to PubCo’s knowledge, are all the forms, reports and documents filed by PubCo with the SEC for the 36 months prior to the date of this Agreement.  As of its dates, to PubCo’s knowledge, the PubCo SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such PubCo SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superceded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)         Each set of financial statements (including, in each case, any related notes thereto) contained in the PubCo SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q promulgated under the Exchange Act) and each fairly presents in all material respects the financial position of PubCo at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a material adverse effect on: (i) the assets, liabilities, results of operations, condition (financial or otherwise) or business of PubCo; or (ii) the ability of PubCo to perform its obligations hereunder, but, to the extent applicable, shall exclude any circumstance, change or effect to the extent resulting or arising from: (A) any change in general economic conditions in the industries or markets in which PubCo operates so long as PubCo is not disproportionately (in a material manner) affected by such changes; (x) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack so long as PubCo is not disproportionately (in a material manner) affected by such changes; (y) changes in United States generally accepted accounting principles, or the interpretation thereof; or (z) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby (a “PubCo Material Adverse Effect”).

(c)         As of the date of all balance sheets included in the PubCo SEC Reports, except as and to the extent reflected or reserved against therein, PubCo had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with U.S. generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of PubCo, in accordance with U.S. generally accepted accounting principles.  All statements of operations, stockholders’ equity and cash flows included in the PubCo SEC Reports reflect fairly the information required to be set forth therein by U.S. generally accepted accounting principles.

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(d)         For the 36 month period prior to the date of this Agreement, PubCo has maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)         PubCo has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(f)         PubCo has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(g)         The books and records, financial and otherwise, of PubCo are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

Section 2.05       Exchange Act Reporting.   PubCo is current in, all of the reporting, filing and other requirements under the Exchange Act.

Section 2.06       Information.  The information concerning PubCo set forth in this Agreement, the PubCo Disclosure Schedules and the PubCo SEC Reports is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, PubCo has fully disclosed in writing to the DECo Members (through this Agreement or the PubCo Schedules) all information relating to matters involving PubCo or its assets or its present or past operations or activities which: (i) indicated or may indicate, in the aggregate, the existence of a greater than $10,000 liability, (ii) have led or may lead to a competitive disadvantage on the part of PubCo or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to PubCo Material Adverse Effect, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters or proceedings and transactions with affiliates.

Section 2.07       Absence of Certain Changes or Events.  Since the date of the most recent PubCo balance sheet included in the PubCo SEC Reports:

(a)         there has not been: (i) any material adverse change in the business, operations, properties, assets or condition of PubCo or (ii) any damage, destruction or loss to PubCo (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of PubCo;

(b)         PubCo has not: (i) amended its certificate of incorporation or bylaws except as disclosed in its 8-K Report filed on August 15, 2017 and as required by this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of PubCo; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements of any kind or nature; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

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(c)         PubCo has not: (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent); (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent PubCo balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights, or canceled, or agreed to cancel, any debts or claims; (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of PubCo; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d)         to its knowledge, PubCo has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of DECo as described in the Memorandum.

Section 2.08       Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of PubCo after reasonable investigation, threatened by or against PubCo or affecting PubCo or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in the Schedule 2.08 to the PubCo Schedules.  PubCo has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

 Section 2.09       Contracts.  Except for the PubCo Material Contracts:

(a)         PubCo is not a party to, and its assets or properties are not bound by, any contract, franchise, agreement, debt instrument or other commitments whether such agreement is in writing or oral;

(b)         PubCo is not a party to or bound by, and the properties of PubCo are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award; and

(c)          PubCo is not a party to any oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of PubCo.

Section 2.10       No Conflict With Other Instruments.  The execution of this Agreement and the Purchase Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any PubCo Material Contracts or otherwise have a PubCo Material Adverse Effect.

Section 2.11       Filings, Consents and Approvals.  PubCo is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other foreign, federal, state, local or other governmental authority or other person or entity in connection with the execution, delivery and performance by PubCo of this Agreement, the Purchase Agreement or any document or instrument contemplated hereby or thereby, except as expressly contemplated herein or in the Purchase Agreement.

Section 2.12       Compliance with Laws and Regulations.  To the best of its knowledge, PubCo has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

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Section 2.13       Approval of Agreements.  The Board of Directors of the PubCo has duly authorized the execution and delivery of this Agreement by PubCo and the transactions contemplated hereby.

Section 2.14       Material Transactions or Affiliations.  Except as disclosed in the PubCo SEC Reports or on Schedule 2.14 to the PubCo Schedules, there exists no contract, agreement or arrangement between PubCo and any predecessor and any person or entity who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by PubCo to own beneficially, 5% or more of the issued and outstanding Common Stock of PubCo and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof.  Neither any officer, director, nor 5% stockholders of PubCo has, or has had since inception of PubCo, any known interest, direct or indirect, in any such transaction with PubCo which was material to the business of PubCo.  PubCo has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.15       Bank Accounts; Power of Attorney.  Set forth on Schedule 2.15 to the PubCo Disclosure Schedules is a true and complete list of: (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by PubCo within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of PubCo, (b) all safe deposit boxes and other similar custodial arrangements maintained by PubCo within the past twelve (12) months, (c) the check ledger for the last 12 months, and (d) the names of all persons holding powers of attorney from PubCo or who are otherwise authorized to act on behalf of PubCo with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

Section 2.16       Valid Obligation.  This Agreement and all agreements and other documents executed by PubCo in connection herewith and therewith constitute the valid and binding obligation of PubCo, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 2.17      Title to Property.  PubCo does not own or lease any real property or personal property.  There are no options or other contracts under which PubCo has a right or obligation to acquire or lease any interest in real property or personal property.

Section 2.18       Questionable Payments. Neither PubCo nor, to PubCo’s knowledge, any of its current or former stockholders, directors, officers, employees, agents or other persons or entities acting on behalf of PubCo, has on behalf of PubCo or in connection with PubCo’s business: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of PubCo; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 2.19       Solvency.  PubCo has not: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.

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Section 2.20       OFAC.  None of PubCo nor, to the knowledge of PubCo, any director, officer, agent, employee, affiliate or person acting on behalf of PubCo, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and PubCo has not heretofore engaged in any transaction to lend, contribute or otherwise make available it funds or the funds of any joint venture partner or other person or entity towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any person or entity currently subject to any U.S. sanctions administered by OFAC.

Section 2.21       Intellectual Property.  PubCo does not own, license or otherwise have any right, title or interest in any intellectual property.

Section 2.22       Employees; Consultants, etc.  Except as disclosed in the PubCo SEC Reports, PubCo has no employees, officers, directors, agents or consultants.  PubCo maintains no employee benefit plans or programs of any kind or nature.

Section 2.23       Insurance.  PubCo does not hold or maintain, nor is PubCo obligated to hold or maintain, any insurance on behalf for itself or its assets or for any officer, director, employee or stockholder of PubCo.

Section 2.24 No General Solicitation or General Advertising; No Directed Selling Efforts. Neither the PubCo nor any person acting on behalf of the PubCo has offered or sold any of the Exchange Shares by any form of general solicitation or general advertising (within the meaning of Regulation D) including (1) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television, radio, or the internet; and (2) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising; nor has it seen or been aware of any activity that, to its knowledge, constitutes general solicitation or general advertising. Neither the PubCo nor any person acting on behalf of the PubCo has engaged in any “directed selling efforts” (as defined in Regulation S) in the United States in respect of the Exchange Shares, which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the Exchange Shares, including placing an advertisement in a publication with a general circulation in the United States, nor has it seen or been aware of any activity that, to its knowledge, constitutes directed selling efforts in the United States.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

THE DECO MEMBERS

As an inducement to PubCo, each DECo Member has executed an “Acknowledgement and Consent” substantially in the form attached herein as Exhibit C, and, severally but not jointly, hereby represent and warrant to PubCo as follows.

Section 3.01      DECo Interests.  The DECo Interests collectively represent 100% of the issued and outstanding capital stock of DECo. Such DECo Member is the record and beneficial owner, and has good title to, the DECo Interests appearing next to such DECo Member’s name on Exhibit A hereto.  Such DECo Member has the right and authority to sell and deliver its DECo Interests, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever. Upon delivery of any capital accounts or documents duly assigned, representing the DECo Interests as herein contemplated and/or upon recording of PubCo as the new owner of the DECo Interests in the capital accounts of DECo, PubCo will receive good title to the DECo Interests owned by such DECo Member.

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Section 3.02      Power and Authority. Such DECo Member has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform his, her or its obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of such DECo Member, enforceable against such DECo Memeber in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.03       No Conflicts.  The execution and delivery of this Agreement by such DECo Member and the performance by such DECo Member of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to such DECo Member and (c) will not violate or breach any contractual obligation to which such DECo Member is a party.

Section 3.04       Purchase Entirely for Own Account.  The Exchange Shares (as defined in Section 4.01 herein) proposed to be acquired by such DECo Member pursuant to the terms hereof will be acquired for investment for such DECo Member’s own account, and not with a view to the resale or distribution of any part thereof.

Section 3.05        No General Solicitation or General Advertising; No Directed Selling Efforts. Each DECo Member, as applicable, is not aware of any form of general solicitation or general advertising (within the meaning of Regulation D) in respect of the Exchange Shares, including (1) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television, radio, or the internet; and (2) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. Each DECo Member, as applicable, is not aware of any form of “directed selling efforts” (as defined in Regulation S) in the United States in respect of the Exchange Shares, which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the Exchange Shares, including placing an advertisement in a publication with a general circulation in the United States.

Section 3.06        Experience, Financial Capability and Suitability. Each DECo Member is (i) sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Exchange Shares and (ii) able to bear the economic risk of its investment in the Exchange Shares for an indefinite period of time because the Exchange Shares have not been registered under the Securities Act and therefore cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. It has substantial experience in evaluating and investing in transactions of securities in companies similar to the PubCo so that it is capable of evaluating the merits and risks of its investment in the PubCo and has the capacity to protect its own interests. Each DECo Member must bear the economic risk of this investment until the Exchange Shares are sold pursuant to: (i) an effective registration statement under the Securities Act or (ii) an exemption from registration available with respect to such sale. Each DECo Member is able to bear the economic risks of an investment in the Exchange Shares and to afford a complete loss of such DECo Member’s investment in the Exchange Shares.

Section 3.07       Acquisition of Exchange Shares for Investment.

(a)         Such DECo Member is acquiring the Exchange Shares for investment purposes and for such DECo Member’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such DECo Member has no present intention of selling, granting any participation in, or otherwise distributing the same. Such DECo Member further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchange Shares.

(b)         Such DECo Member represents and warrants that it: (i) can bear the economic risk of his respective investments, and (ii) possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in PubCo and its securities.

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(c)         Such DECo Member is either (i) an Accredited Investor as defined in Regulation D and as set forth under Exhibit D hereof or sophisticated to have sufficient knowledge and experience in financial and business matters to make the DECo Member capable of evaluating the merits and risks of the prospective investment; or (ii) a “non-US person” as defined in Regulation S and further makes the representations and warranties to the PubCo set forth on Exhibit B. Such “non-US person” DECo Member is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and such DECo Member is not a broker-dealer, nor an affiliate of a broker-dealer.

(d)         Such DECo Member acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(e)         Such DECo Member understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.

ARTICLE IV

PRE-CLOSING AND CLOSING

Section 4.01     Pre-closing. Upon execution of this Agreement, PubCo shall issue to the DECo Members an aggregate of 100,000,000 newly issued shares of Common Stock (the “Exchange Shares”), in the amounts set forth on Exhibit A hereto, which are subject to certain lock up as set forth in Section 4.01(a) below.

(a)         Lock-up. Each DECo Member acknowledges and agrees that the Exchange Shares shall not be transferable, saleable or assignable and shall not entitle it to vote as a shareholder of PubCO until the occurrence of the closing as set forth in Section 4.02 herein except to a transferee in a private transfer who has agreed to subject to the same lock-up. Each DECo Member acknowledges that the certificate representing such Exchange Shares will be legended to reflect the lock-up of such Exchange Shares under this Agreement.

(b)         Appointment of Escrow Agent. PubCo and DECo Members hereby appoint Hunter Taubman Fischer & Li LLC, 1450 Broadway 26th Floor, New York, New York, 10018 as an escrow agent (the “Escrow Agent”) to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

(c)         Escrow. In exchange of the issuance of the Exchange Shares, upon execution of this Agreement, each capital account representing each DECo Member’s Interests (and any applicable Interest power, free and clean of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature or description), the transfer instruction to effect the transfer of Interests to PubCo shall be placed in escrow, to be held and disbursed subject to the terms and conditions of this Agreement.

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Section 4.02      Closing.  The closing of the transactions contemplated by this Agreement (the “Closing,” and the date of the Closing, the “Closing Date”) shall take place at a place and time mutually agreed by parties no later than 180 days of the execution of this Agreement provided that all closing conditions set forth in this Agreement have been met.

(a)         Condition to Closing. On the terms and subject to the conditions set forth in this Agreement, upon execution of this Agreement, DECo and DECo Members shall cause certain affiliated entity controlled by DECo (the “DE Affiliate”) to merge into PubCo within 180 days of this Agreement, and the net income of such entity based on consolidated financial statement of the DE Affiliate as of the fiscal year 2016 shall be no less than RMB 5 million (approximately USD$765,626).

(b)         Transfer of Interests and Disbursement of Escrow Interests. Upon Closing, each DECo Member shall instruct the Escrow Agent to deliver all of the DECo Interests owned by such DECo Member to PubCo, with the objective of such transfer being the acquisition by PubCo of 100% of the issued and outstanding Interests of capital stock of DECo.

(c)         Removal of Lock-up. Upon Closing, each DECo Member shall return the original certificate representing the Exchange Shares to the transfer agent of the PubCo to remove the legend of lock-up and PubCo shall cause its transfer agent to effect such removal.

Section 4.03       Deliveries.   At the Closing, PubCo, DECo and the DECo Members shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all capital accounts, opinions, DE Financials, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and its legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 4.04      Termination.  This Agreement may be terminated by the parties (a) in the event that the parties do not meet the conditions precedent set forth in Articles VI and VII, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder; or (b) in the event that the parties do not meet the condition set forth in Section 4.02, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder except that the Exchange Shares issued to the DECo Members shall be cancelled and forfeited on the 181st day of this Agreement and the Escrow Agent shall return the capital accounts and the transfer instructions to each DECo Member.

ARTICLE V

OTHER AGREEMENTS AND COVENANTS

Section 5.01      Legends. The PubCo will issue the Exchange Shares at the execution of this Agreement, in the name of each DECo Member. Unless counsel to the Company advises otherwise, the Exchange Shares will bear the following Legend and appropriate “stop transfer” instructions:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OR OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, SUCH SECURITIES MAY ONLY BE TRANSFERRED IF THE COMPANY AND TRANSFER AGENT FOR SUCH SECURITIES HAS RECEIVED DOCUMENTATION SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHARE EXCHANGE AGREEMENT BY AND AMONG NATIONAL ART EXCHANGE, INC., NATIONAL ART EXCHANGE LLC, AND THE MEMBERS OF NATIONAL ART CHANGE LLC AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OR ENTITLE THE HOLDER TO VOTE AS A SHAREHOLDER UNTIL THE CLOSING PURSUANT TO THE TERMS SET FORTH THEREIN SUBJECT TO CERTAIN EXCEPTION.”

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Immediately upon and after the Closing Date and receipt of the original certificate of the Exchange Shares from DECo Members, PubCo shall instruct its transfer agent to remove the “stop transfer” instruction from the certificate of the Exchange Shares.

 Section 5.02       Delivery of Books and Records.  At the Closing, PubCo shall deliver to the DECo Members or their representatives the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of PubCo which is now in the possession of PubCo or its representatives.

Section 5.03       Third Party Consents and Certificates.  PubCo and the DECo Member agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 5.04       [Intentionally omitted.]

Section 5.05       [Intentionally omitted.]

Section 5.06       Payment of Liabilities.  Recognizing the need to extinguish all existing liabilities of PubCo prior to the Exchange, the DECo Members have indicated they will not enter into this Agreement unless PubCo has arranged for the payment and discharge of all of PubCo’s liabilities, including all of PubCo’s accounts payable and any outstanding legal fees incurred prior to the Closing Date.  Accordingly, PubCo has agreed to arrange for the payment and discharge of all such liabilities.

Section 5.07       Assistance with Post-Closing SEC Reports and Inquiries  Upon the reasonable request of the DECo Members, after the Closing Date, PubCo shall cause Qiliang Zheng to use his reasonable best efforts to provide such information available to him, including information, filings, reports, DE Financials or other circumstances of PubCo occurring, reported or filed prior to the Closing, as may be necessary or required by PubCo for the preparation of the reports that PubCo is required to file after Closing with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF PUBCO

The obligations of PubCo under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01       Accuracy of Representations and Performance of Covenants.  The representations and warranties made by DECo and the DECo Members in this Agreement were true when made and shall be true at the Closing Date. DECo and the DECo Members shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

Section 6.02      Officer’s Certificate.  PubCo shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of DECo to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of DECo threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the DE Schedules, which might result in any material adverse change in any of the assets, properties, business, or operations of DECo.

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Section 6.03       Good Standing.  PubCo shall have received a certificate of good standing from the Secretary of State of Delaware, dated as of no less than fifteen (15) business days prior the Closing Date, certifying that DECo is in good standing as a company in the State of Delaware.

Section 6.04      No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.05      Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of DECo after the Closing Date on the basis as presently operated shall have been obtained.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF

DECO AND THE DECO MEMBERS

The obligations of DECo and the DECo Members under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01      Accuracy of Representations and Performance of Covenants.  The representations and warranties made by PubCo in this Agreement were true when made and shall be true as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, PubCo shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by PubCo.

Section 7.02      Closing Certificate.  The DECo Members shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of PubCo, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of PubCo threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the PubCo Schedules, by or against PubCo, which might result in any material adverse change in any of the assets, properties or operations of PubCo.

Section 7.03      Officer’s Certificate.  The DECo Members shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of PubCo, certifying that there are no existing liabilities as of the Closing Date and that each representations and warranties of PubCo contained in this Agreement shall be true and correct on and as of the Closing Date.

Section 7.04      Secretary’s Certificate.  The DECo Members shall have been furnished with a certificate dated the Closing Date and signed by the secretary of PubCo, certifying to the DECo Members the resolutions adopted by the Board of Directors of PubCo approving, as applicable, the transactions contemplated by this Agreement and the issuance of the Exchange Shares, certifying the current versions of its certificates of incorporation and bylaws or other organizational documents and certifying as to the signatures and authority of persons signing this Agreement and related documents on its behalf.

 Section 7.05       Good Standing.  The DECo Members shall have received a certificate of good standing from the Secretary of State of Nevada, dated as of a date within ten days prior to the Closing Date, certifying that PubCo is in good standing as a corporation in the State of the Nevada and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 7.06      No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

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Section 7.07       Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of PubCo after the Closing Date on the basis as presently operated shall have been obtained.

ARTICLE VIII

MISCELLANEOUS

Section 8.01      Brokers.  The parties agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  PubCo and the DECo Members each agree to indemnify the other against any claim by any third person other than those described in the Memorandum for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 8.02      Governing Law; Venue.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HERETO (INCLUDING ITS AFFILIATES, AGENTS, OFFICERS, DIRECTORS AND EMPLOYEES) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.03      Notices.  All notices, requests, demands and other communications provided in connection with this Agreement shall be in writing and shall be deemed to have been duly given at the time when hand delivered, delivered by express courier, or sent by facsimile (with receipt confirmed by the sender’s transmitting device) in accordance with the contact information provided below or such other contact information as the parties may have duly provided by notice.

If to PubCo:

National Art Exchange, Inc.

200 Vesey Street, 24Fl, Unit 24196

New York

NY 10080

Attention: Qiliang Zheng

Fax Number: +1 646-512-5855

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with a copy (which shall not constitute notice) to:

Hunter Taubman Fischer & Li, LLC

1450 Broadway, 26th Floor,

New York, NY 10018.

If to DECo or the DECo Members, to:

National Art Exchange, Inc.

200 Vesey Street, 24Fl, Unit 24196

New York

NY 10080

Attention: Qiliang Zheng

Fax Number: +1 646-512-5855

with a copy (which shall not constitute notice) to:

Hunter Taubman Fischer & Li, LLC

1450 Broadway, 26th Floor,

New York, NY 10018.

Any such notice or communication shall be deemed to have been given: (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by facsimile and receipt is confirmed by printed receipt and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 8.04       Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except: (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 8.05       Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

Section 8.06      No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and its successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

Section 8.07       Expenses.  Whether or not the Exchange is consummated, each of the parties hereto will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 8.08       Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

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Section 8.09      Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

Section 8.10      Counterparts.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

Section 8.11      Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 8.12      Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein, both prior to and following the Closing.

[Signature Page Follows]

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IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by its officers, hereunto duly authorized, as of the date first-above written.

NATIONAL ART EXCHANGE, INC.

By:	/s/ Qiliang Zheng
Name: Qiliang Zheng
Title: Chief Executive Officer

NATIONAL ART EXCHANGE LLC.

By:	/s/ Meng, Qingxi
Name: Meng, Qingxi
Title: Managing Member

NATIONAL ART EXCHANE LLC MEMBERS: /s/ Meng, Qingxi
Meng, Qingxi

/s/ Zhao, Hongxia
Zhao, Hongxia

/s/ Wang, Tianyi
Wang, Tianyi

/s/ Lu, Angella
Lu, Angella

/s/ Zheng, Qiliang
Zheng, Qiliang

/s/ Liu, Jianguo
Liu, Jianguo

/s/ Yi, Ming
Yi, Ming

/s/ Mai, Lun
Mai, Lun

/s/ Lin, Shengnan
Lin, Shengnan

/s/ Yang, Yong
Yang, Yong

HUNTER TAUBMAN FISCHER & LI LLC

(as the escrow agent as set forth in Article IV)

By:	/s/ Ying Li
Name: Ying Li
Title: Partner

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